Exhibit 6.1

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED

WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT

BECAUSE IT IS (I) NOT MATERIAL AND (II)WOULD BE COMPETITIVELY HARMFUL IF

PUBLICLY DISCLOSED.

November 5, 2025

Invoice #[***]

[***]	Artwork Delivery Address:
[***]	[***]
[***]

JOAN MITCHELL

xSxaxnxsx xTxixtxrxex,

1959 Oil on

canvas

18 1/8 x 15 1/8 in. (46 x 38.5 cm.)

Purchase Price:	$1,115,000.00
Applicable Sales Tax [None due: Delaware delivery]	$0.00
Total Due:	$1,115,000.00*

Full payment due within five (5) calendar days from invoice.

*Purchaser acknowledges that the sale is subject to the Terms and Conditions included with the Invoice. Sales Tax payments, if any, are the sole responsibility of the purchaser.

**Purchaser acknowledges that this sale is contingent on Level & Co. entering into an agreement with a third party seller for the Artwork. Please reach out to a designated representative of Level & Co. to verbally confirm wire instructions prior to payment.

Please transfer funds in USD to the following account:

Beneficiary Bank: [***]

SWIFT Code: [***]

ABA Routing Number: [***]

Beneficiary: [***]

Account Number: [***]

The undersigned acknowledges the sale is subject to this invoice and the accompanying Terms and Conditions:

SIGNED:

TERMS AND CONDITIONS OF SALE

These terms and conditions of sale (“Terms and Conditions”) apply to the sale (“Sale”) by Level & Co. Gallery, LLC (the “Seller”) to a person or a company, acting as a professional or a non-professional (the “Purchaser”), of Joan Mitchell, xSxaxnxsx xTxixtxrxe, 1959 (the “Artwork”). The Seller and the Purchaser are collectively referred to as the parties (“Parties”) and individually referred to as a party (“Party”). The Purchaser and the Seller agree to be bound by the Terms and Conditions and the attached invoice number 443 (“Invoice”), which together form the full agreement between the Parties (the “Purchase Agreement”).

1. SALE OF THE ARTWORK. The Seller agrees to sell the Artwork to the Purchaser, and the Purchaser agrees to buy the Artwork from the Seller, subject to these Terms and Conditions.

2. PRICE OF THE ARTWORK. The Purchaser agrees to pay to the Seller the purchase price and any other cost indicated in the Invoice in full and cleared funds (the “Price”).

3. STATEMENTS ABOUT THE ARTWORK. Unless otherwise explicitly set forth in this Purchase Agreement, all statements by the Seller as to the authenticity, attribution, description, date, age, provenance, title or condition of the Artwork constitute the Seller’s knowledge and opinion only and are not warranted by the Seller.

4. TAX AND FEES. The Purchaser shall be responsible for any taxes and or artist royalty arising from its acquisition and subsequent delivery of the Artwork, including without any value added tax, sales tax and any artist resale rights (ARR), if any. Payments to be made shall be made in cleared funds, without any deduction or set-off and free and clear of and without deduction for or on account of any taxes, levies, imports, duties, charges, fees and withholdings of any nature.

5. PAYMENT. The Purchaser shall pay the Price to the Seller to the bank account set out in the Invoice (or other bank accounts designated in writing by the Seller from time to time) in such amount(s) and at such time(s) as set forth in the Invoice. Should payment fail to be made by any agreed upon due date as listed on the accompanying Invoice, the Seller may, at our discretion: (i) cancel the sale of the Artwork and retain any amount(s) previously paid as liquidated damages; (ii) enforce any other rights or remedies the Seller may have at law.

6. TRANSFER OF TITLE. Title of the Artwork and right to possession shall pass to the Purchaser only after payment in full of the Price to the Seller. Purchaser shall thereafter enjoy the absolute ownership thereof.

7. RISK OF LOSS OR DAMAGE. Risk of loss or damage to the Artwork will pass to the Purchaser upon the transfer of title.

8. DELIVERY OF THE ARTWORK. Unless otherwise specified, the Purchaser agrees to pay all third-party costs and expenses relating to the packing, transporting, shipping, customs duties, applicable taxes, royalties, and insuring of the Artwork for delivery to the Purchaser pursuant to these Terms and Conditions.

9. REPRESENTATIONS AND WARRANTIES OF PURCHASER. The Purchaser represents and warrants that: (a) it complies with all applicable laws and regulations regarding this sale; (b) it has the capacity and power under applicable law of all relevant jurisdictions to enter into and perform the transaction hereby; (c) the funds used to pay the Price were obtained lawfully and the transactions contemplated hereby will not violate anti-money laundering and anti-terrorism financing laws, (d) it is acting (and is purchasing the Artwork) in its own name, but it plans or intends to sell or transfer (or attempt to sell or transfer) the Artwork to an undisclosed third party purchaser within ninety (90) days of the closing and represents and warrants that it has policies and procedures reasonably designed to prevent money laundering, violation of U.S. sanctions and anti-terrorist financing laws and it will fully comply with such policies and procedures in connection with any such subsequent sale or transfer; (e) in payment of the Price, Purchaser is fully satisfied with the condition of the Artwork and waives any objection thereto; and (f) all information (including about its identity and its address) is true and correct and undertakes to advise the Seller promptly of any changes.

10. REPRESENTATION AND WARRANTIES OF SELLER. (a) Seller represents and warrants that: (i) it is now, and will be at the time of any sale, acting as the owner of the Artwork and has full legal authority to enter into this Purchase Agreement; (ii) it holds good, valuable and marketable title to the Artwork; (iii) the Artwork is free of any liens or claims of others and will remain so at the time of any sale; (iv) to the best of Seller’s knowledge, the Artwork is authentic, that is, the Artwork was created by the artist indicated on this Purchase Agreement; and (v) where the Artwork has been imported into the United States, Seller represents and warrants that to the best of Seller’s knowledge, the Artwork has been lawfully imported into the United States and lawfully exported as required by the laws and regulations of any country in which it was formerly located.

(b) The benefits of the representations, warranties, covenants and indemnities contained in this Purchase Agreement shall survive completion of the transaction contemplated by this Agreement, including without limitation transfer of the Artwork to the Purchaser. Notwithstanding anything to the contrary herein, Seller’s representation, warranty and indemnification relating to the authenticity of the Artwork shall extend to the Purchaser of record, and to no other party, for a period of five (5) years from the date that the Seller receives the full amount of the Price.

11. TERMINATION. The Seller has the right to terminate this Purchase Agreement and cancel the Sale by serving written notice on the Purchaser if: (a) the Purchaser fails to make any payment required pursuant to the terms of the Invoice and/or these Terms and Conditions, and such failure is not remedied within ten (10) business days after a written notice is sent to the Purchaser by the Seller, and (b) if the Purchaser breaches any term, condition, representation or warranty of these Terms and Conditions. In case of termination, any sum previously paid by the Purchaser will be forfeit.

12. NON-PAYMENT. Without prejudice to any rights Level may have, if you fail to make payment of the Purchase Price for the Property by the due date, Level may in our sole discretion exercise one or more of the following remedies: (i) store the Property at Level’s premises or elsewhere at your sole risk and expense; (ii) cancel the sale of the Property, retaining any deposit or partial payment of the Purchase Price as liquidated damages; (iii) resell the Property by auction or private sale, with estimates and a reserve set at our reasonable discretion, it being understood that in the event such resale is for less than the original Purchase Price, you will remain liable for the shortfall together with all costs incurred in such resale; (iv) commence legal proceedings to recover the Purchase Price, together with interest and the reasonable attorneys costs and fees of such proceedings; (v) set off the outstanding amount remaining unpaid by you against any amount(s) which we or any of our affiliated companies may owe you in any other transactions; or (vi) retain possession of any of any artwork(s) under our custody and control to deliver by way of pledge solely as security for the payment of the Purchase Price and any other amount due under this Agreement.

13. MISCELLANEOUS. The Purchaser agrees that it has no right to sell the Artwork or receive the Artwork before it has been paid for in full and any such sale shall be deemed null and void.

14. INDEMNIFICATION. Purchaser does hereby agree to indemnify, defend and hold Seller and its affiliates free and harmless from any and all demands, claims, suits, judgments, obligations, damages, losses, or other liability asserted or alleged against Seller and or its affiliates as well as all reasonable attorney or other professional fees and other reasonable costs, fees and expenses, suffered or incurred by, or asserted or alleged against Seller or its affiliates arising by reason of, or in connection with, the breach or alleged breach by Purchaser of any provision of these Terms and Conditions, or the actual or alleged falsity or inaccuracy of any representation or warranty by Purchaser contained in this Agreement.

15. WAIVER. No failure or delay by the Seller in exercising any right, power or privilege shall impair the same or operate as a waiver of same, nor shall any single or partial exercise of any right, power or privilege preclude any further exercise of same or the exercise of any other right power or privilege. The rights and remedies provided in these Terms and Conditions are cumulative and not exclusive of any rights and remedies provided by law.

16. SEVERANCE. If any provision of these Terms and Conditions is prohibited by law or judged by a court to be unlawful, void or unenforceable, the provision shall, to the extent required, be severed from these Terms and Conditions and rendered ineffective as far as possible without modifying the remaining provisions of these Terms and Conditions, and shall not in any way affect any other circumstances of or the validity or enforcement of these Terms and Conditions.

17. GOVERNING LAW AND JURISDICTION. This Purchase Agreement, and all matters arising out of or relating to this Agreement, shall be governed and construed in accordance with the laws of the State of New York, without regard to its conflict of laws provisions. Any dispute arising under or related to this Purchase Agreement shall be resolved in the New York State Supreme Court, New York County or in the United States District Court for the Southern District of New York.